Exhibit 10.11.3

[DIRECTOR FORM]

VENTAS, INC.

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (“Agreement”) is made and entered into as of the                      day of                     , by and between VENTAS, INC., a Delaware corporation (the “Company”), and                     , a non-employee director of the Company (“Director”), pursuant to the Ventas, Inc. 2006 Stock Plan for Directors (the “Plan”).

AGREEMENT:

The parties agree as follows:

1. Issuance of Common Stock. The Company shall cause to be issued to Director                      (            ) shares of Common Stock (the “Shares”). The certificates representing the Shares, together with a stock power duly endorsed in blank by Director, shall be deposited with the Company to be held by it until the restrictions imposed upon the Shares by this Agreement have expired.

2. Vesting of Shares. If Director has not forfeited any of the Shares, the restriction on the Transfer (as defined herein) of the Shares shall expire [with respect to one-half of the Shares on                     , and shall expire with respect to the balance of the Shares on                     ] [alternative vesting schedule]. Upon expiration of the restriction against Transfer of any of the Shares pursuant to this Section 2, the Shares shall vest. Notwithstanding the foregoing, in the event of (A) a Change in Control or (B) the death, Disability or retirement of Director, the Shares shall automatically vest and all restrictions on the Shares shall lapse.

3. Forfeiture of Shares. If Director ceases to be a director of the Company for any reason other than a Change in Control or the death, Disability or retirement of Director, all Shares which have not vested in accordance with Section 2 of this Agreement shall be forfeited and reconveyed to the Company by Director without additional consideration, and Director shall have no further rights with respect thereto.

4. Restriction on Transfer of Shares. Director shall not Transfer any of the Shares owned by Director until such restriction on the Transfer of the Shares is removed pursuant to this Agreement. For purposes of this Agreement, the term “Transfer” shall mean any sale, exchange, assignment, gift, encumbrance, lien, transfer by bankruptcy or judicial order, transfer by operation of law and all other types of transfers and dispositions, whether direct or indirect, voluntary or involuntary.

5. Rights as Stockholder. Unless the Shares are forfeited, Director shall be considered a stockholder of the Company with respect to all such Shares that have not been forfeited and shall have all rights appurtenant thereto, including the right to vote or consent to all matters that may be presented to the stockholders and to receive all dividends and other distributions paid on such Shares. If any dividends or distributions are paid in Common Stock, such Common Stock shall be subject to the same restrictions as the Shares with respect to which it was paid.

6. Restrictive Legend. Each certificate representing the Shares may bear the following legend:

The sale or other transfer of the shares represented by this Certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer (including conditions of forfeiture) as set forth in the Ventas, Inc. 2006 Stock Plan for Directors and in the related Restricted Stock Agreement. A copy of the Restricted Stock Agreement may be obtained from the Secretary of Ventas, Inc.

When the Shares have become vested, Director shall have the right to have the preceding legend removed from the certificate representing such vested Shares.

7. Agreement Does Not Grant Service Continuation. The granting of Shares shall not be construed as granting to Director any right to continue as a director or any other relationship with the Company. The right of the Company to terminate Director’s service at any time, for any reason, with or without cause, is specifically reserved.

8. Section 83(b) Election Under the Code and Tax Withholding. If Director timely elects, under Section 83(b) of the Code, to include the fair market value of the Shares on the date hereof in Director’s gross income for the current taxable year, Director agrees to give prompt written notice of such election to the Company. To the extent the Company ever becomes obligated to withhold taxes for amounts includable in Director’s income, Director hereby agrees to make whatever arrangements are necessary to enable the Company to withhold as required by law.

9. Miscellaneous.

a. Incorporation of Plan. Except as specifically provided herein, this Agreement is and shall be in all respects subject to the terms and conditions of the Plan, a copy of which Director acknowledges receiving prior to the execution hereof and the terms of which are incorporated by reference.

b. Captions. The captions and section headings used herein are for convenience only, shall not be deemed part of this Agreement and shall not in any way restrict or modify the context or substance of any section or paragraph of this Agreement.

c. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.

d. Defined Terms. All capitalized terms not defined herein shall have the meanings set forth in the Plan, unless a different meaning is plainly required by the context.

IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first above written.

VENTAS, INC.

By:
Title:

[NAME]